UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2004

HEALTH NET, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12718	95-4288333
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21650 Oxnard Street

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

(818) 676-6000

(Registrant’s telephone number, including area code)

Item 5. Other Events and Required FD Disclosure

On June 30, 2004, Health Net, Inc. (the “Company”), entered into a new five year revolving Credit Agreement with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, as Syndication Agent, and the other lenders party thereto (the “Credit Agreement”). This Credit Agreement refinanced and replaced the Company’s previous $175 million 364-day credit facility (which matured June 28, 2004) and $525 million revolving five-year credit facility (which was scheduled to mature June 28, 2005). Maximum availability under the Credit Agreement is $700 million. The Credit Agreement is attached hereto as Exhibit 10.1 and a summary of certain key terms contained in the Credit Agreement is set forth below.

Under the Credit Agreement the Company can obtain letters of credit in an aggregate amount of $200 million. The Company transferred to the Credit Agreement all outstanding existing letters of credit under its previous five-year credit facility which totaled approximately $113.4 million as of June 30, 2004. Other than the letters of credit, no amounts were outstanding under the Credit Agreement as of June 30, 2004. The Company is also able to obtain swingline loans in an aggregate amount of $50 million, but any such swingline loans must be repaid within no more than seven days. The borrowings under the Credit Agreement also may be used for general corporate purposes, including acquisitions, and to service the Company’s working capital needs. The Company must repay all borrowings, if any, under the Credit Agreement by June 30, 2009, unless the maturity date under the Credit Agreement is extended. Interest on any amount outstanding under the Credit Agreement is payable monthly at a rate per annum of (a) LIBOR plus a margin ranging from 50 to 112.5 basis points or (b) the higher of (1) the Bank of America prime rate and (2) the federal funds rate plus 0.5%, plus a margin of up to 12.5 basis points. The Company has also incurred and will continue to incur customary fees in connection with the Credit Agreement. The Credit Agreement requires the Company to perform within certain covenants that impose restrictions on its operations, including the maintenance of a minimum leverage ratio, a minimum fixed charge coverage ratio and minimum net worth and a limitation on dividends and distributions. If the Company’s long-term credit rating by Standard & Poors or Moody’s Investors Service is reduced below investment grade, the Credit Agreement prohibits the Company from making dividends or distributions to its shareholders in excess of $75 million in any consecutive four-quarter period, subjects the Company to a tighter minimum fixed charge coverage ratio standard and additional reporting requirements to the lenders and could increase the interest applicable to its then-outstanding borrowings under the Credit Agreement.

The foregoing summary description does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 8, 2004

HEALTH NET, INC.

By:	/s/ B. Curtis Westen
B. Curtis Westen
Senior Vice President, General
Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Five-Year Credit Agreement dated as of June 30, 2004 among Health Net, Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank, as Syndication Agent and the other lenders party thereto